Exhibit 99.1

Terran Orbital Reports Record Third Quarter 2023 Financial Results

New Bus Designs and Rapid Response Pave the way for the Future

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Record revenue of $43.9 million in 3Q23, up 58% year-over-year
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$136.2 million LTM revenue, up 87% versus prior 12-month period
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Gross profit of $9.7 million compared to $37 thousand in 3Q22
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Gross margin improved to 22.1% in 3Q23 from 0.1% in 3Q22
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Announced over $160 million in new awards since June 30, 2023
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Consolidated cash balance in excess of $70 million as of October 31, 2023
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Introduced seven new standard bus designs, spanning multiple classes of small satellites
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Launched new Responsive Space Initiative to deliver standard buses in 30 days, with integrated payloads in 60 days

BOCA RATON, Fla., Nov. 14, 2023 – Terran Orbital Corporation (NYSE: LLAP) ("Terran Orbital" or the "Company"), a leading manufacturer of satellite products primarily serving the aerospace and defense industries, today announced financial results and operational highlights for the three and nine months ended September 30, 2023.

Third Quarter 2023 Highlights

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Generated record revenue of $43.9 million, up 58% year-over-year
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Gross profit of $9.7 million compared to $37 thousand in 3Q22
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Adjusted gross profit of $12.0 million compared to $3.2 million in 3Q22
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Net loss of $26.4 million compared to a net loss of $27.4 million in 3Q22

Marc Bell, Co-Founder, Chairman, and Chief Executive Officer of Terran Orbital said, “I am pleased to report our company’s continued growth in revenue, which highlights the confidence and trust our customers have in us. In addition, we are seeing improvements in our gross profit and adjusted gross profit margins. I am a big believer that if you control your supply chain you control your destiny. We are still in the early stages of leveraging our enhanced capabilities from our investments in our supply chain such as machinery, equipment, and automation. We believe these investments will help us position ourselves to win major customer awards while improving our operating metrics. Finally, we are excited to have recently announced $160 million of new awards, including our selection to be a satellite bus provider for the Space Development Agency’s Tranche 2 of the Transport Layer Beta award. This award represents a continuation of our involvement on Tranche 0 and Tranche 1 of the Transport Layer, and we believe this is a prime example of how early-stage awards can blossom into larger awards over time.”

Results for the Third Quarter 2023

Revenue for the third quarter of 2023 was $43.9 million, up 58% compared to $27.8 million for the same quarter in 2022. The increase in revenue was primarily due to continued and increased progress made in satisfying our customer contracts and reflects the ongoing favorable impact from significant contract wins and modifications in recent periods. Third quarter revenue was negatively impacted by an estimated $1.8 million of EAC adjustments on certain firm fixed programs during the period. EAC adjustments represent net changes during the period in our aggregate program contract values, estimated costs at completion and other program estimates and changes and include the cost of overruns and recognition of loss reserves.

Cost of sales for the third quarter of 2023 was $34.2 million compared to $27.8 million in the same quarter in 2022. The increase in cost of sales was primarily due to an increase of $4.6 million in labor, materials, third-party services, overhead, launch costs, other direct costs, $2.2 million in inventory reserves, and $0.9 million in depreciation and amortization partially offset by a decrease of $1.8 million in share-based compensation expense. Cost of sales included an estimated positive impact of $3.2 million due to EAC adjustments on certain programs and non-recurring changes in estimates related to inventory during the third quarter of 2023.

Gross profit was $9.7 million in the third quarter of 2023, compared to $37 thousand in the same quarter in 2022. Excluding share-based compensation and depreciation and amortization included in cost of sales, Adjusted Gross Profit(1) in the third quarter was $12.0 million, compared to Adjusted Gross Profit of $3.2 million in the same quarter in 2022. Gross profit and Adjusted Gross Profit included an estimated positive impact of $1.5 million due to EAC adjustments and non-recurring changes in estimates related to inventory during the third quarter of 2023.

Selling, general, and administrative expenses were $29.0 million in the third quarter of 2023, compared to $24.7 million for the same quarter in 2022. The increase was primarily driven by increases in labor and benefits, sales and marketing, and business development, partially offset by a decrease in share-based compensation expense and business insurance expense.

Our net loss for the third quarter of 2023 was $26.4 million compared to a net loss of $27.4 million for the same period in the prior year. The decrease in net loss for the quarter was primarily driven by improvements in our loss from operations and a decrease in other expense, partially offset by higher interest expense.

Adjusted EBITDA(1) was $(13.0) million for the third quarter of 2023, compared to $(13.9) million in the same quarter of 2022. The increase in Adjusted EBITDA was primarily due to an increase in Adjusted Gross Profit, partially offset by an increase in selling, general, and administrative expenses as a result of our growth initiatives.

Capital expenditures totaled $6.1 million in the third quarter of 2023 and $18.5 million in the nine months ended September 30, 2023.

Balance Sheet and Liquidity

As of September 30, 2023, Terran Orbital had $38.7 million of cash on hand and approximately $313.0 million in gross debt obligations. The Company’s debt includes $18.8 million in connection with an obligation under one of its PIPE investment subscription agreements, all of which is payable in cash or equity at the Company’s option, subject to certain requirements. Subsequent to quarter-end, the Company had over $70 million of cash on hand as of October 31, 2023.

Backlog

Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed. Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog.

Our backlog totaled $2.6 billion and $170.8 million as of September 30, 2023 and December 31, 2022, respectively. As of September 30, 2023, our backlog included $2.4 billion related to our contract with Rivada, which is subject to uncertainty with regard to the timing of performance.

Including the October award announcements mentioned, our backlog increases to an estimated $2.75 billion on a pro forma basis.

Outlook

Due to the delay and uncertainty regarding the timing of performance related to our contract with Rivada versus our original expectations, we are removing any further revenue contribution from this contract in our current year forecast but continue to expect revenue contribution in future years. As a result of this removal and other factors, we now expect 2023 revenue to be in excess of $130 million, a reduction from our prior expectation of generating revenue in excess of $250 million in 2023. Additionally, our year-to-date adjusted gross profit margin of 16.5% is now in line with our previously disclosed year-end targets, and we expect gradual improvement in future periods. However, the pace and magnitude of margin improvement may vary depending on program mix and execution. Our capital expenditures for the year 2023 are expected to be less than $30 million.

(1) Non-GAAP financial measure. Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP measures are included below.

Conference Call Information

As previously announced, Terran Orbital’s third quarter earnings call is scheduled for November 14, 2023 at 11:00 a.m. ET. The live webcast will be accessible on the Terran Orbital Investor Relations website at investors.terranorbital.com. The call can also be accessed by dialing 833-470-1428 within the U.S. and by dialing 404-975-4839 outside of the U.S. The passcode for both is 057763. A replay will be available by accessing the same link as listed above.

About Terran Orbital

Terran Orbital Corporation is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

CONTACT:
ir@terranorbital.com
949-202-8476

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make other public written and verbal announcements that contain, “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of present or historical facts, contained in this press release, regarding our expected future financial results, including for the fiscal year ending December 31, 2023, our business strategy, future operations, results of operations and its impact on our shareholders, our ability to execute, expectations regarding key customer contracts, and expectations, plans and objectives of management are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “will,” “should,” “would” and “could” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this press release, including, but not limited to: Rivada’s ability to obtain additional funding to continue to finance its operations and fund future installments of our manufacturing contract; the status of Rivada’s regulatory approvals for its constellation and business operations and continuing ability to receive and maintain required regulatory approvals to conduct its business; Rivada’s right to terminate our contract for convenience or default; our ability to scale-up our manufacturing processes and facilities in order to meet the demands of the Rivada program and other programs; our ability to regain compliance with the listing standards of the New York Stock Exchange; our ability to execute on programs and collect from customers in a timely manner; our ability to finance our operations, the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities; anticipated timing, cost, financing and development of our satellite manufacturing capabilities; limited access, or access on unfavorable terms, to equity and debt capital markets and other funding sources that will be needed to fund operations and make investments; and the other risks disclosed in our Annual Report on Form 10-K filed with the SEC on March 23, 2023, the prospectus supplement dated September 18, 2023 related to our Registration Statement on Form S-3, as amended (File No. 333-271093), which was declared effective by the SEC on April 18, 2023, and in our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023.

These forward-looking statements are based on management’s current expectations, plans, forecasts, assumptions, and beliefs concerning future developments and their potential effects. There can be no assurance that the future developments affecting us will be those that we have anticipated, and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. New risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this press release with the understanding that our actual future results may be materially different from the expectations disclosed in the forward-looking statements we make. All forward-looking statements we make are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this press release are made as of the date of this press release, and we do not assume any obligation to, and we do not intend to, update any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

TERRAN ORBITAL CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$38,676	$93,561
Accounts receivable, net	15,298	4,754
Contract assets, net	4,748	6,763
Inventory	34,045	24,133
Prepaid expenses and other current assets	11,772	9,710
Total current assets	104,539	138,921
Property, plant, and equipment, net	47,090	24,743
Other assets	18,608	18,990
Total assets	$170,237	$182,654
Liabilities and shareholders' deficit:
Current portion of long-term debt	$11,632	$7,739
Accounts payable	31,379	21,188
Contract liabilities	13,439	27,228
Reserve for anticipated losses on contracts	1,013	2,860
Accrued expenses and other current liabilities	15,770	11,721
Total current liabilities	73,233	70,736
Long-term debt	164,257	142,620
Warrant and derivative liabilities	32,416	39,950
Other liabilities	19,108	20,769
Total liabilities	289,014	274,075
Shareholders' deficit:
Preferred stock	-	-
Common stock	19	14
Additional paid-in capital	351,203	269,574
Accumulated deficit	(470,172)	(361,168)
Accumulated other comprehensive income	173	159
Total shareholders' deficit	(118,777)	(91,421)
Total liabilities and shareholders' deficit	$170,237	$182,654

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$43,885	$27,830	$104,315	$62,314
Cost of sales	34,194	27,793	95,221	68,784
Gross profit (loss)	9,691	37	9,094	(6,470)
Selling, general, and administrative expenses	29,003	24,696	90,265	84,283
Loss from operations	(19,312)	(24,659)	(81,171)	(90,753)
Interest expense, net	12,657	7,147	35,320	17,007
Loss on extinguishment of debt	-	-	-	23,141
Change in fair value of warrant and derivative liabilities	(5,503)	(6,001)	(7,534)	(2,325)
Other (income) expense	(59)	1,496	24	2,367
Loss before income taxes	(26,407)	(27,301)	(108,981)	(130,943)
Provision for income taxes	22	54	23	58
Net loss	(26,429)	(27,355)	(109,004)	(131,001)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	37	138	14	327
Total comprehensive loss	$(26,392)	$(27,217)	$(108,990)	$(130,674)

Weighted-average shares outstanding
Basic and diluted	178,624,492	143,276,708	159,856,355	123,317,997

Net loss per share
Basic and diluted	$(0.15)	$(0.19)	$(0.68)	$(1.06)

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(109,004)	$(131,001)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,031	2,612
Non-cash interest expense	23,047	8,581
Share-based compensation expense	17,529	40,354
Provision for losses on receivables and inventory	2,568	295
Loss on extinguishment of debt	-	23,141
Change in fair value of warrant and derivative liabilities	(7,534)	(2,325)
Amortization of operating right-of-use assets	873	1,003
Other non-cash, net	198	1,000
Changes in operating assets and liabilities:
Accounts receivable, net	(10,784)	(1,565)
Contract assets	2,158	(12,370)
Inventory	(11,756)	(9,338)
Accounts payable	7,975	11,532
Contract liabilities	(13,911)	17,156
Reserve for anticipated losses on contracts	(1,846)	572
Accrued interest	8	(2,289)
Other, net	(771)	(1,491)
Net cash used in operating activities	(96,219)	(54,133)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(18,455)	(15,013)
Net cash used in investing activities	(18,455)	(15,013)
Cash flows from financing activities:
Proceeds from long-term debt	1,409	36,856
Proceeds from warrants and derivatives	47,445	42,247
Proceeds from Tailwind Two Merger and PIPE Investment	-	58,424
Proceeds from issuance of common stock	22,172	14,791
Proceeds from issuance of common stock under the Committed Equity Facility	-	1,795
Repayment of long-term debt	(6,319)	(30,958)
Payment of issuance costs	(5,308)	(45,746)
Proceeds from exercise of stock options	460	269
Net cash provided by financing activities	59,859	77,678

Effect of exchange rate fluctuations on cash and cash equivalents	(70)	(34)

Net (decrease) increase in cash and cash equivalents	(54,885)	8,498
Cash and cash equivalents at beginning of period	93,561	27,325
Cash and cash equivalents at end of period	$38,676	$35,823

TERRAN ORBITAL CORPORATION

Non-GAAP Measures

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we disclose the non-GAAP financial measures Adjusted Gross Profit and Adjusted EBITDA. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted Gross Profit

We define Adjusted Gross Profit as gross profit or loss adjusted for (i) share-based compensation expense included in cost of sales and (ii) depreciation and amortization included in cost of sales.

We believe that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about our gross profit adjusted for certain non-cash items. Further, we believe Adjusted Gross Profit provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit or loss as calculated in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross profit (loss)	$9,691	$37	$9,094	$(6,470)
Share-based compensation expense	919	2,715	4,942	10,057
Depreciation and amortization	1,433	486	3,131	1,529
Adjusted gross profit	$12,043	$3,238	$17,167	$5,116

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) loss on extinguishment of debt, (vi) change in fair value of warrant and derivative liabilities, and (vii) other non-recurring and/or non-cash items.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(26,429)	$(27,355)	$(109,004)	$(131,001)
Interest expense, net	12,657	7,147	35,320	17,007
Provision for income taxes	22	54	23	58
Depreciation and amortization	2,323	911	5,031	2,612
Share-based compensation expense	3,774	9,204	17,529	40,354
Loss on extinguishment of debt	-	-	-	23,141
Change in fair value of warrant and derivative liabilities	(5,503)	(6,001)	(7,534)	(2,325)
Other, net(a)	174	2,134	1,747	6,755
Adjusted EBITDA	$(12,982)	$(13,906)	$(56,888)	$(43,399)

(a) - Represents other expense and other charges and items. Non-recurring legal and accounting fees related to our transition to a public company and financing transactions are included herein.